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FOR IMMEDIATE RELEASE

Contact:
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Genaera Announces Preliminary Phase II Data Showing EVIZON™ With Visudyne® Demonstrate Safety and Stabilization of Vision in Wet Age-Related Macular Degeneration

- Data at 29 Weeks Show Stable Vision in Up To Approximately 90 Percent of Subjects -

Plymouth Meeting, PA -- October 11, 2005 -- Genaera Corporation (NASDAQ: GENR) today announced that an exploratory, multi-center, randomized, double-masked, U.S. Phase II clinical trial (MSI-1256F-208) of EVIZON™ (squalamine lactate) in 45 subjects met its primary goal of demonstrating safety when dosed concomitantly with photodynamic therapy with Visudyne® (PDT) (QLT Incorporated, Vancouver, Canada). EVIZON with concomitant PDT was well tolerated in all subjects with no drug-related serious adverse events reported to date. The most common adverse events involved infusion site reactions. These events were generally mild and were distributed evenly across the EVIZON plus PDT treatment groups.

Preliminary analyses showed that subjects treated with 40mg EVIZON plus PDT at 29 weeks had a slight increase in mean visual acuity compared to visual acuity at study entry, an important secondary endpoint, while the PDT-alone group demonstrated a decrease in mean visual acuity from baseline to 29 weeks. Moreover, approximately 90% of subjects maintained vision (defined as a gain or loss of less than 15 letters in visual acuity) when treated with 40mg of EVIZON plus PDT. Additionally, of the subjects treated with the combination of 40mg of EVIZON plus PDT, 10% required a second PDT treatment compared to 47% of those in the PDT-alone arm. Preliminary data from this trial will be presented at the American Academy of Ophthalmology's 109th Annual Meeting from October 15 to 18 in Chicago, IL.

"We achieved several important goals in this small, exploratory trial of EVIZON with concomitant PDT for wet AMD," commented Roy C. Levitt, Chief Executive Officer of Genaera Corporation. "First, we demonstrated the preliminary safety of EVIZON with concomitant PDT. As a result, we are reassured of the safety of using PDT as background therapy in our ongoing Phase III trials. Additionally, we explored the potential effectiveness of EVIZON with concomitant PDT as a treatment option for subjects with a variety of wet AMD subtypes and evaluated the need for additional treatment with PDT. Overall, our data have been consistent with the use of intravenous EVIZON as an on-going therapy to maintain or improve vision in one or both affected eyes as opposed to the chronic injections into each affected eye required for the administration of other approved or investigational anti-angiogenic agents."

MSI-1256F-208 is a Phase II trial designed to evaluate in 45 subjects with wet AMD the safety and clinical effects of three different doses of EVIZON (10mg, 20mg or 40mg) along with initial concomitant PDT treatment in 10 subjects per group, or PDT-alone in 15 control subjects. Specifically, this study is designed to evaluate the safety and effects of systemically administered EVIZON before and after PDT. The multi-center, randomized, controlled, masked study also includes monthly EVIZON maintenance therapy through six months, along with an additional twelve months of open-label treatment and follow-up for each patient.

Other Ongoing Clinical Trials

Genaera is currently conducting a Phase III and multiple Phase II trials of EVIZON in wet AMD at multiple investigational sites. In January 2005, the Food and Drug Administration (FDA) selected EVIZON for participation in the Continuous Marketing Application (CMA) Pilot 2 program. In October 2004, the FDA granted EVIZON Fast Track designation.

MSI-1256F-301 is a Phase III international trial designed to enroll subjects with predominantly classic, minimally classic and occult forms of wet AMD. The multi-center, randomized, double-masked, controlled trial will evaluate two doses of EVIZON (40mg and 20mg) versus placebo, given once weekly for four weeks followed by maintenance doses every four weeks until week 104. PDT is allowed as background therapy for all subjects in this study if deemed necessary and appropriate by the study physician. Enrollment in this trial is ongoing.

MSI-1256F-209 is the cornerstone and largest of Genaera's three Phase II studies and is designed to evaluate the safety and efficacy of EVIZON over a two-year period in 100 subjects with wet AMD. This Phase II multi-center, randomized, double-masked, controlled study will evaluate two dose levels of EVIZON (20mg or 40mg) given once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each subject will be followed for a further twelve months. PDT is allowed as background therapy for all subjects in this study if deemed necessary and appropriate by the study physician. Enrollment in this trial is closed.

MSI-1256F-207 was a Phase II pharmacokinetic and safety trial that evaluated 18 subjects with AMD at three different doses of EVIZON (10mg, 20mg or 40mg) over four months. In this multi-center, open-label, parallel group study, EVIZON was given once weekly for four weeks, and then all subjects were followed out to month 4 with no further treatment after week four. All subjects in the 207 trial have completed therapy and follow up and depending on their response, subjects may have continued to receive EVIZON as needed for up to one additional year in a separate study (MSI-1256F-211).

For information about participation in EVIZON clinical trials, subjects and physicians may call Genaera's Clinical Trial Hotline at (800) 299-9156.

About EVIZON™

EVIZON is a unique first in class synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, EVIZON inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered EVIZON inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic EVIZON administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that EVIZON may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. Approximately 25 to 30 million people are affected globally and this number is expected to triple over the next 25 years.

AMD occurs in two types: the "dry" form and the more severe "wet" form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe", "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that subsequent clinical trial results differ from the results announced today; the risk that EVIZON™ ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™ may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.